Exhibit 5.1

[Williams Mullen Letterhead]

July 13, 2012

Board of Directors
Hampton Roads Bankshares, Inc.
999 Waterside Drive
Suite 200
Norfolk, Virginia 23510

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Company’s 2011 Omnibus Incentive Plan (as amended, the “Plan”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of 10,925,000 shares of Common Stock (the “Shares”), under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

/s/ Williams Mullen